Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

December 19, 2011

PACCAR Inc

777 106th Avenue N.E.

Bellevue, Washington 98004

Dear Gentlemen:

Reference is made to the Registration Statement on Form S-3ASR dated December 19, 2011 (the “Registration Statement”), to be filed by PACCAR Inc (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering senior debt securities under the Securities Act of 1933, as amended (the “Securities Act”).

We have been advised that the Company intends to establish a series of senior debt securities (the “Notes”) as described in the prospectus supplement (the “Prospectus Supplement”) to be filed with the Commission as part of the Registration Statement substantially in the form provided to us. The Prospectus Supplement as so filed will include our opinion, as to the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. Additionally, we consent to the use of our name under the caption “United States Federal Income Taxation” and “Validity of the Notes” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships